Exhibit (h)(10)

[DOVER LETTERHEAD]

August 26, 2009

Mr. Stacey Hong, President
Forum Funds
Three Canal Plaza, Suite 600
Portland, Maine 04101

RE:           Contractual Expense Limitation and Reimbursements

Dear Mr. Hong:

Dover Investment Management LLC (the “Adviser”) agrees to waive its investment advisory fee and reimburse expenses to the extent that the total annual fund operating expenses of Institutional Shares and Investor Shares exceed 1.25% and 1.75% respectively  from August 31, 2009 through September 1, 2010 (excluding taxes, interest, portfolio transaction expenses, Acquired Fund Fees and Expenses, dividend expenses on short sales and extraordinary expenses) for the Dover Long/Short Sector Fund (the “Fund”), a series of the Forum Funds (the “Trust”).

This agreement can only be terminated or amended upon the approval of the Trust’s Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund.  Unless otherwise amended or terminated, this agreement will terminate on September 1, 2010.

Very truly yours,

Dover Investment Management LLC

By:           /s/Michael G. Kassab_____
Michael G. Kassab